Exhibit 23(a)




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Appalachian Power Company on Form S-3 of our reports dated March 5, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of a new accounting pronouncement in 2003), appearing in and incorporated by reference in the Annual Report on Form 10-K of Appalachian Power Company for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Columbus, Ohio
June 8, 2004